LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-9321
http://www.LibertyStarUranium.com/

February 5, 2008	OTCBB: LBSU
NR 64	Frankfurt: LBV

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM COMPLETES FOUR DRILL HOLES AT NEOLA TARGET AREA

Tucson, Arizona—February 5, 2008—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce  it has completed low angel drill holes Neol – 01,02,03 & 04, all drilled from the same drill pad. The purpose of these holes was to probe part of the Neola area where multiple geoscientific indicators suggest potential for a good breccia pipe within the Neola collapse structure. Such a feature was intersected by Neol –02, 03, & 04, defining a breccia feature that appears to be about 90 feet wide and about 180 feet long trending north-easterly and open at the northeast end and possibly at the southeast end. Photos of some core samples from these holes are shown on our web site under “Photo Gallery & Maps/ Drill Core from Collapse Breccia Pipes.”

We are very pleased with these results. We have demonstrated that with only a few holes we can identify with great precision rock alteration and the accurate boundaries between unbroken rock and collapse breccia.  This is what our plans were and we have accomplished our immediate goals in the first round of drilling.

Holes in the Neola target were drilled in the east, west, northwest, and north-northwest directions. All holes were inclined -45 degrees from horizontal. The inclined hole gives us the best chance of intersecting a vertical pipe, allows us to test large areas for breccia and also allows us to define the exact boundaries of the breccia feature. A total of 1093 feet have been drilled in 4 holes in the Neola target. These four inclined holes in the Neola area were used to define the breccia body mentioned above. The breccia fragments, matrix, and surrounding rock was altered, silicified and mineralized with fine pyrite. No uranium or other ore minerals were detected, but none were expected at this shallow depth.

The purpose of this drilling is to define the breccia pipe or pipes so that the center can be accurately defined and then the drill will be moved to the center where the pipe is tested at a depth where ore is expected, about 900 to 1,500 feet below the current surface. We are very pleased with the results of these first holes. Careful surface geologic examination suggests that this breccia did not come to the surface, but we are still able to accurately define it. Other types of drill technology, specifically rotary drilling, used in the past and currently by others, would not have been successful in recognizing this breccia. As is the case with all of our drill core, we are cutting it in half along the core length, with a diamond saw (“splitting” the core), sending one half, in about 10 foot increments, to our certified assay lab, and permanently archiving the remaining half for future examination. This is all according to SEC guidelines and the more stringent Canadian National Instrument 43-101 rules.

The drill has been moved 300 feet east and is drilling a northeast trending hole (Neol – 05) approximately 450 feet horizontal distance to test a geochemical fingerprint on favorable geology. Several other holes will be drilled in order to determine the position for a deep test that will go to an approximate depth of 2,000 feet.

The weather has been cold, snowy and muddy extending the time when we will move back to Helvia and Hafsa. Permits for drilling at those sites are now in hand.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately 40% of the current district total identified by the Company. Approximately 22 other companies hold the other approximate 60%.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include that the center of the pipe can be accurately defined and then the drill will be moved to the center where the pipe is tested at a depth where ore is expected; that other holes will be drilled in order to determine the position for a deep test that will go to an approximate depth of 2,000 feet.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from drilling; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Liberty Star Uranium & Metals Corp.	AGORACOM.COM The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Tracy Myers 520-731-8786	lbsu@agoracom.com

mailto:info@libertystaruranium.com

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